September 18, 2006

Science Dynamics Corporation
7150 N. Park Drive, Suite 500
Pennsauken, NJ 08109

Re: Science Dynamics Corporation (the “Company”)

Gentlemen:

The undersigned (“Laurus”) proposes to amend its existing financing transaction with the Company (the “Transaction”). As part of the Transaction, the Company will issue a second amended and restated secured term note in the principal amount of $250,000 (as further amended and restated, amended, modified and supplemented the “New Note”), as well as a Common Stock Purchase Warrant (the “Warrant”) exercisable into up to 14,583,333 shares of the common stock of the Company (such shares of common stock issuable upon exercise of the Warrant, the “Shares”) to Laurus in exchange for surrender of the amended and restated secured convertible term note, issued as of February 11, 2005 and amended and restated as of July 27, 2006 (the “Existing Note”). The undersigned acknowledges that the Company is relying on the representations and agreements of the undersigned contained in this letter agreement in carrying out the Transaction and, in particular, issuing the Warrant.

In consideration of the foregoing and assuming the exercise by the undersigned of all or a part of the Warrant, so long as no Event of Default (as defined in the New Note) has occurred and is continuing, the undersigned hereby agrees that the undersigned will not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the U.S. Securities Exchange Act of 1934, as amended, or otherwise dispose of the Shares or publicly announce an intention to do any of the foregoing, for a period of five (5) months from the date hereof (the “Restricted Period”).  The foregoing sentence shall not apply to the transfer of any or all of the Shares to an affiliate within the meaning of Rule 405 promulgated under the U.S. Securities Act of 1933, as amended; provided, however, that in any such case it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this letter agreement and there shall be no further transfer of such Shares except in accordance with this letter agreement. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restrictions.

This letter agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned.

LAURUS MASTER FUND, LTD.

By:
Name: David Grin Title: Director